UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 2, 2017 (October 1, 2017)

LAREDO PETROLEUM, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35380	45-3007926
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 W. Sixth Street, Suite 900, Tulsa, Oklahoma	74119
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 513-4570

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

☐ If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01. Entry into a Material Definitive Agreement.

On October 1, 2017, Laredo Midstream Services, LLC (“LMS”), a wholly owned subsidiary of Laredo Petroleum, Inc. (the “Company”), entered into a membership interest purchase and sale agreement (the “Purchase Agreement”) with Medallion Gathering & Processing, LLC (“MGP”), Medallion Midstream Holdings, LLC (“MMH”), which is owned and controlled by an affiliate of The Energy & Minerals Group (“EMG”), and Medallion Midland Acquisition, LLC (“Purchaser”), an affiliate of Global Infrastructure Partners (“GIP”), pursuant to which LMS and MMH (together “Sellers”) have agreed to sell to Purchaser, 100% of the ownership interests in MGP (the “Interests”).

The consideration to be received by Sellers for the Interests is approximately $1.825 billion in cash, of which LMS will receive cash consideration of approximately $894 million for its 49% ownership interest in MGP, subject to customary transaction fees, purchase price adjustments and the closing of the transaction. The Purchase Agreement also provides for potential additional cash consideration (the “Additional Consideration”) following the closing of the transaction that is structured based on GIP's realized profits at exit from the transaction. There can be no assurance as to when and whether the Additional Consideration will be paid. The closing of the transaction contemplated by the Purchase Agreement is anticipated to occur during the fourth quarter of 2017.

The Purchase Agreement includes customary representations, warranties and covenants for a transaction of this nature.  The consummation of the transaction contemplated by the Purchase Agreement is also subject to certain specified customary closing conditions (including the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), receipt of certain deliverables and termination rights for the parties. Under certain circumstances, termination of the Purchase Agreement provides for the payment of a breakup fee by Purchaser to Sellers. The Purchase Agreement also provides for certain post-closing indemnification obligations and for the limited sole purpose of indemnification, the Company and certain affiliates of MMH are signatories to the Purchase Agreement.

The foregoing description of the Purchase Agreement and the transaction contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is expected to be filed with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2017. The Purchase Agreement will be filed in a subsequent report to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or the parties to the Purchase Agreement. The representations, warranties and covenants obtained in the Purchase Agreement were made only for purposes of the Purchase Agreement as of the specific dates therein, were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 7.01. Regulation FD.

On October 2, 2017, GIP, EMG and the Company issued a joint press release announcing the signing of the Purchase Agreement. On October 2, 2017, the Company also issued a press release announcing that the Company and LMS had entered into the Purchase Agreement. Copies of the press releases are furnished as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the press releases are deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibits be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit Number	Description

99.1	Joint press release dated October 2, 2017.

99.2	Press release dated October 2, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAREDO PETROLEUM, INC.

Date: October 2, 2017	By:	/s/ Richard C. Buterbaugh
Richard C. Buterbaugh
Executive Vice President and Chief Financial Officer